Exhibit 99.2

The proposed share exchange described in this press release is made for the securities of a Japanese company. The business integration is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the business integration, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

[Translation]

February 25, 2026

To whom it may concern:

JX Advanced Metals Corporation

Toho Titanium Co., Ltd.

Notice Regarding Conversion by JX Advanced Metals Corporation

of Toho Titanium Co., Ltd. into a Wholly-Owned Subsidiary Company

JX Advanced Metals Corporation (President and Representative Director: Hayashi Yoichi; “JX Advanced Metals”) and Toho Titanium Co., Ltd. (Representative Director and President: Yamao Yasuji; “Toho Titanium”; together with JX Advanced Metals, the “Companies”) hereby announce that they resolved at their respective Board of Directors meetings held today to integrate business between the Companies (the “Business Integration”) by conducting a share exchange through which JX Advanced Metals will become a wholly-owning parent company and Toho Titanium will become a wholly-owned subsidiary company (the “Share Exchange”). Accordingly, the Companies have executed a share exchange agreement (the “Share Exchange Agreement”) and a business integration agreement today. The Share Exchange will take effect as of June 1, 2026, subject to the Share Exchange Agreement being approved by a resolution at Toho Titanium’s extraordinary general meeting of shareholders scheduled for April 24, 2026. For details of the Business Integration, please refer to the timely disclosure document dated today (available at the link provided at the end of this press release).

1. Company Overview, and Background of Business Integration

The JX Advanced Metals Group aims to become a global leader in semiconductor and ICT materials as stated in the “JX Nippon Mining & Metals Group Long-Term Vision 2040” and globally develops, manufactures, and sells advanced materials made from copper and rare metals that are indispensable to the semiconductor and information and communications fields, in addition to engaging in resource development as well as smelting and recycling businesses. On the other hand, Toho Titanium operates under the management philosophy of “pursuing the infinite possibility of titanium and related technologies, and contributing to building a sustainable society by continuously supplying excellent products and services,” engaging in its Titanium Business centered on titanium sponge and ingots for aircraft, and electric power and chemical plants, as well as in the Catalyst and Chemicals Businesses, leveraging intermediate materials and related technologies used in titanium smelting.

Having jointly established Toho Titanium in 1953, JX Advanced Metals presently holds 50.38% of Toho Titanium’s shares and has been collaborating in both capital and business aspects. However, the Companies have concluded that, in order for them to achieve further growth going forward and to maximize the corporate value of the Group as a whole in the future, it would be necessary to endeavor more than ever before to combine their management resources, and create a framework to make decisions flexibly and swiftly with a long-term vision.

2. Expected Synergies

The specific initiatives to be pursued after the Share Exchange, and the synergies anticipated to materialize from them, are expected to include mainly the following:

(i)	Existing Business Domains (Advanced Materials): Strengthening Existing Businesses by Leveraging Toho Titanium’s Technologies

In the field of semiconductor sputtering targets (titanium), where JX Advanced Metals has the top market share, the high-purity titanium manufactured by Toho Titanium is indispensable. For other products as well, the melting technologies for high-melting-point metals developed by Toho Titanium may be utilized for purposes such as the melting of high-purity metals and enhancement of the purity of recycled materials handled by JX Advanced Metals. Further strengthening collaboration is expected to lead to greater efficiency and elevation of business value.

Furthermore, JX Advanced Metals has collaborated with Toho Titanium, which has strengths in chlorination technologies cultivated through titanium smelting, in the mass production of chlorides for CVD and ALD processes for next-generation semiconductors. Going forward, the Companies believe that further deepening this cooperative relationship will boost their respective competitiveness.

(ii)	Existing Business Domains (Metals & Recycling): Stabilization of the Supply Chain by Strengthening Titanium Resource Supply

JX Advanced Metals aims to strengthen its supply framework for rare metal resources, including titanium, through initiatives such as participation in mining development projects in Australia, which are considered to help reduce procurement risks for titanium raw materials that are expected to see supply-demand tightness in the medium- to long-term. The integration of the Companies is expected to progress vertical integration across the entire supply chain, thereby further reinforcing the business foundation. In addition, stabilizing the supply chain of Toho Titanium’s Titanium Business, which has strengths in the aerospace field, is also expected to contribute to the greater stability of Japan’s economic security.

(iii)	New Business Domains (New Materials Development): Expanding Opportunities for New Business Creation by Combining Core Technologies

While there have been certain constraints on the handling of technical information between the Companies, the Business Integration is expected to stimulate technical exchange and technology sharing, creating an environment enabling the broader use of Toho Titanium’s superior technologies—such as chlorination technologies, high-purification technologies, and powder control technologies. This is expected to enable the JX Advanced Metals Group to allocate resources to advanced materials fields across the Group, including semiconductor materials, which Toho Titanium had previously been unable to expand sufficiently by itself, further accelerating the development of new businesses.

(iv)	Efficient Utilization of the Companies’ Management Resources; Sharing of Know-How Related to Business Resilience

The Companies are confident that they will be able to strengthen the management foundation that supports their sustainable growth by further stimulating personnel exchanges and mutually complementing and optimizing various functions, including financial foundations. For example, by JX Advanced Metals supplementing insufficient management resources at Toho Titanium, such as human capital and networks in the semiconductor and electronic materials markets, the speed of new business launches at the Companies is expected to increase, enabling the establishment of a framework to continue stable investment and growth over the medium- to long-term.

JX Advanced Metals has been undertaking structural reforms to strengthen business resilience. For example, in its functional materials business, it has implemented various measures aimed at building a business structure resilient to demand fluctuations, including upgrading its product mix, achieving a certain level of success accordingly. By sharing JX Advanced Metals’ knowledge and know-how in Toho Titanium’s Titanium Business and Chemicals Business, which are subject to significant supply-demand volatility, JX Advanced Metals believes that it will be possible to establish a more stable and highly profitable business structure.

3. Spin-off of the Titanium Business

Titanium is expected to see medium- to long-term demand growth, particularly in the aerospace fields. Toho Titanium is one of the few titanium manufacturers in the world capable of producing high-quality titanium sponge for aircraft engine applications. For Toho Titanium—which possesses globally scarce technologies and products—to continue its Titanium Business and keep fulfilling its social mission going forward, the Companies believe that equity participation by shareholders who are reliable and capable of long-term shareholding, in addition to JX Advanced Metals, will further contribute to building a more stable business foundation and elevating corporate value.

In light of these circumstances, in connection with Toho Titanium’s business operation after the Share Exchange, the Companies have commenced consideration with Nippon Steel Corporation, which is an existing shareholder and important business partner of Toho Titanium, to spin off the Titanium Business, followed by equity participation in the Titanium Business by Nippon Steel Corporation.

Taking into account the dilutive impact of the Share Exchange, JX Advanced Metals is considering partially reviewing its shareholder return policy, including share repurchases, in order to enhance shareholders’ interests by agilely executing capital policies and elevating capital efficiency.

End

Timely Disclosure Document:

Timely disclosure document by JX Advanced Metals and Toho Titanium, “Notice Regarding Execution of Share Exchange Agreement (Simplified Share Exchange) and Business Integration Agreement for JX Advanced Metals Corporation to Make Toho Titanium Co., Ltd. its Wholly-Owned Subsidiary Company” dated February 25, 2026

Reference Press Releases:

•

JX Advanced Metals’ press release dated June 23, 2025: “Strengthening the Supply System for High-Purity CVD and ALD Materials Essential for the High Performance of Next-Generation Semiconductors—Supporting the Continued Advancement of Rapidly Growing Generative AI -”;

•	JX Advanced Metals’ press release dated January 27, 2026: “Discontinuation of Phosphor Bronze Strip Production”; and

•	JX Advanced Metals’ press release dated June 9, 2025: “Agreement Concluded for Participation in Mineral Sands Deposit Development Project in Australia.”

Forward-Looking Statements

Statements in this press release regarding future performance are forward-looking statements. Forward-looking statements are based on certain subjective assumptions of the Companies regarding uncertain factors in the future, using information available to the Companies at the time of preparation of this press release and other information cited herein, and reflect only the Companies’ understanding as of the time of preparation. Accordingly, such forward-looking statements are subject to various risks and uncertainties, and actual results may differ significantly from those expressed or implied in such forward-looking statements. Please be advised that you should not place undue reliance on these forward-looking statements. The Companies undertake no obligation to revise or update any forward-looking statements in light of new information, future events or other findings.